UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)  January 14, 2004

BIG LOTS, INC.

(Exact name of registrant as specified in its charter)

Ohio	1-8897	06-1119097
(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer Identification No.)
incorporation or organization)

300 Phillipi Road, P.O. Box 28512, Columbus, Ohio	43228-5311
(Address of principal executive office)	(Zip Code)

(614) 278-6800

(Registrant’s telephone number, including area code)

Item 1.	Changes in Control of Registrant	Not applicable

Item 2.	Acquisition or Disposition of Assets	Not applicable

Item 3.	Bankruptcy or Receivership.	Not applicable

Item 4.	Changes in Registrant’s Certifying Accountant.	Not applicable

Item 5.	Other Events and Regulation FD Disclosure.

On January 14, 2004, KB Acquisition Corporation and affiliated entities (collectively, “KB”) filed for bankruptcy protection pursuant to Chapter 11 of title 11 of the United States Code. KB acquired the KB Toys business from Big Lots, Inc. (the “Big Lots”) pursuant to a Stock Purchase Agreement dated as of December 7, 2000 (the “KB Stock Purchase Agreement”).

Big Lots is currently in the process of analyzing the effect of KB’s bankruptcy filing on the various continuing rights and obligations of the parties to the KB Stock Purchase Agreement. Big Lots is also analyzing the effect of the bankruptcy on an outstanding note payable from Havens Corners Corporation, a subsidiary of KB Acquisition Corporation and a party to the bankruptcy proceedings (“HCC”), to Big Lots as well as a warrant held by Big Lots to acquire common stock of KB Holdings, Inc. The note and warrant were received by Big Lots as partial consideration for the sale of the KB Toys business. The note has an aggregate principal amount of $45 million, bears interest, on an in kind basis, at the rate of 8% per annum and was carried on Big Lots’ books at $16 million as of November 1, 2003. The warrant was carried on Big Lots’ books at $1 million as of November 1, 2003.

As of January 14, 2004, Big Lots had less than $0.1 million outstanding receivables from KB, and Big Lots does not believe that it has received any material payments from KB within the 90 days prior to KB’s bankruptcy filing.

Item 6.	Resignations of Registrant’s Directors	Not applicable

Item 7.	Financial Statements and Exhibits.

(a) Not applicable

(b) Not applicable

(c) Not applicable

Item 8.	Change in Fiscal Year	Not applicable

Item 9.	Regulation FD Disclosure	Not applicable

Item 10.	Amendments to the Registrant’s Code of Ethics, or Waiver of a Provision of the Code of Ethics	Not applicable

Item 11.	Temporary Suspension of Trading Under Registrant’s Employee Benefit Plans	Not applicable

Item 12.	Results of Operations and Financial Condition	Not applicable

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BIG LOTS, INC.

By: /s/ Jeffrey G. Naylor

Jeffrey G. Naylor
Senior Vice President &
Chief Financial Officer

Date: January 16, 2004